For Immediate Release

Citigroup Inc. (NYSE: C)

December 11, 2013

Citi Board Elects Duncan P. Hennes to Board of Directors

NEW YORK - Citi's Board of Directors today announced that it has elected Duncan P. Hennes as a new independent director.

"We are pleased to have Duncan Hennes join Citi’s Board of Directors,” said Citi Chairman, Michael E. O’Neill. “Mr. Hennes has broad experience in financial services with notable expertise in securities markets and risk management. We look forward to the insight he will bring to the Board.”

Mr. Hennes has also been elected to the Board of Citibank, N.A. and will serve on the Risk Management and Finance Committees of both Citigroup and Citibank, N.A.

Mr. Hennes is the Co-Founder and Partner of Atrevida Partners, LLC. His previous experience includes a number of positions at Bankers Trust Company including Executive Vice President in charge of Trading, Sales and Derivatives, and as the Chairman of the Board of Oversight Partners I, the consortium that took control of Long Term Capital Management. Following his time at Bankers Trust, he went on to become the Chief Executive Officer of Soros Fund Management. He then co-founded Promontory Financial Group where he continues to serve as a member of the Advisory Board.

Mr. Hennes has a Bachelor of Science degree and an MBA from the Wharton School of the University of Pennsylvania. He is a member of the board of Standard & Poor’s and Syncora Holdings Ltd. and a member of the Board of Directors of the University of Pennsylvania School of Medicine.

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